Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATMEL CORPORATION

FIRST:    The name of the corporation is Atmel Corporation (the “Corporation”).

SECOND:   The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,500, and the par value of each such share is $0.01, amounting in the aggregate to $15.00.

FIFTH:  The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:  Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH:   The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH:   (1) To the fullest extent permitted by Delaware Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as a director.

(2)   The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

(3)   Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.